Exhibit 99.1

                                LETTER OF INTENT

     This Letter of Intent (this "LOI") sets forth the understanding of (i) J2
                                  ---
Communications, a California corporation (the "Company"), (ii) James P. Jimirro
                                               -------
("Jimirro"), (iii) Daniel S. Laikin ("Laikin"), (iv) Paul Skjodt ("Skjodt"), (v)
  -------                             ------                       ------
National Lampoon Acquisition Group LLC, a California limited liability company ("NLAG"), and (vi) Timothy S. Durham, Samerian LLP, an Indiana limited
  ----
liability partnership, Diamond Investments, LLC, an Indiana limited liability company, Christopher R. Williams, Helen C. Williams, DW Leasing Company, LLC, an Indiana limited liability company and Judy B. Laikin, each of whom is a member of Laikin's "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (collectively, Laikin, Skjodt, NLAG and the persons identified in item (vi) are referred to as the "NLAG Group"), with
                                                        ----------
respect to the matters set forth below.

Simultaneous Signing               The parties to this LOI contemplate that the
and Closing:                       definitive agreements contemplated by this
                                   LOI (the "Transaction Documents") will be
                                             ---------------------
                                   executed simultaneously with the closing of
                                   the transactions contemplated hereby (the
                                   "Closing"). The parties contemplate that the
                                    -------
                                   Closing will occur on the earliest
                                   practicable date hereafter. The date on which
                                   the Closing occurs is referred to herein as
                                   the "Closing Date."
                                        ------------

Preferred Stock Purchase:          At the Closing, NLAG or its designees will
                                   purchase for $3,000,000 in cash 30,000 fully
                                   paid, non-assessable shares of the Company's
                                   Series B Convertible Preferred Stock, no par
                                   value ("Series B Preferred"). In addition,
                                           ------------------
                                   the Company will issue to the members of the
                                   NLAG Group who advanced the funds an
                                   additional 4,500 fully paid, non-assessable
                                   shares of the Series B Preferred Stock in
                                                 ------------------------
                                   consideration of the $450,000 of fees paid to
                                   the Company for the extensions of the Letter
                                   Agreement, dated March 5, 2001, among the
                                   Company, Laikin, Skjodt and Jimirro (the
                                   "March Letter Agreement").
                                    ----------------------

Rights and Preferences of Series
B Preferred:

Dividend Rights:                   Cash and non-cash dividends will be paid pro
                                   rata to the holders of the Series B Preferred and the Common Stock on an as-converted basis.

Liquidation:                       Upon any liquidation of the Company, all
                                   funds and assets of the Company legally
                                   available for
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                                   distribution to shareholders will be
                                   distributed pro rata among the holders of the Series B Preferred and the Common Stock on an as-converted basis.

Conversion Rights:                 The holders of the Series B Preferred will
                                   have the right to convert the Series B
                                   Preferred into shares of Common Stock at any
                                   time. The initial conversion rate (subject to
                                   adjustment only for stock splits and reverse
                                   splits) for the Series B Preferred will be
                                   $100.00 divided by the Agreed Market Value.
                                   "Agreed Market Value" means the average of
                                    -------------------
                                   the last reported sale price per share of the Company's Common Stock for the five trading days immediately preceding the date of this LOI as reported on the NASDAQ National
                                   Market.

Antidilution Provisions:           The conversion price of the Series B
                                   Preferred will be subject to adjustment only upon a stock split or reverse stock split of the Company's Common Stock.

Voting Rights:                     Each share of Series B Preferred will carry a
                                   number of votes equal to the number of shares of Common Stock then issuable upon its conversion into Common Stock.

                                   The Series B Preferred will generally vote
                                   together with the Common Stock and not as a
                                   separate class, except as provided below. The Series B Preferred will not vote with the Common Stock in the election of directors, but the holders of the Series B Preferred, voting as a separate class, will be entitled to elect three directors (the "Series B
                                                                  --------
                                   Directors") for so long as at least 10,000
                                   ---------
                                   shares of the Series B Preferred are
                                   outstanding.

Protective Provisions:             Consent of the holders of a majority of the
                                   outstanding Series B Preferred will be
                                   required for: (i) any amendment or change of
                                   the rights, preferences, privileges or powers
                                   of, or the restrictions provided for the
                                   benefit of, the Series B Preferred; (ii) any
                                   action that authorizes, creates or issues
                                   shares of any class of stock having
                                   preferences superior to or on a parity with
                                   the Series B Preferred; (iii) any action that
                                   reclassifies any outstanding shares into
                                   shares having preferences superior to or on a
                                   parity with the Series B Preferred; (iv) any
                                   amendment to the Bylaws that
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                                   changes the number of members of the Board of
                                   Directors or adversely affects the rights of the Series B Preferred or the Series B
                                   Directors; and (v) any amendment of the
                                   Company's Articles of Incorporation that changes the number of members of the Board of Directors or adversely affects the rights of the Series B Preferred or the Series B
                                   Directors.

Stock Purchase Agreement:          The Series B Preferred will be issued
                                   pursuant to a stock purchase agreement (the
                                   "Stock Purchase Agreement") containing terms
                                    ------------------------
                                   and conditions mutually satisfactory to the Company and the NLAG Group. The Stock
                                   Purchase Agreement shall:

                                   .  contain customary representations and
                                      warranties from the NLAG Group for a
                                      private placement transaction, including representations to the effect that the issuance of the Series B Preferred and the Company's Common Stock in the Transactions meets the requirements of Rule 506 promulgated under the Securities Act of 1933 in so far as such requirements are applicable to purchasers of securities;

                                   .  contain representations and warranties
                                      only from the Company and only as to (i)
                                      the capital structure of the Company and
                                      the number of shares of Common Stock,
                                      stock options, SAR's and rights (the
                                      "Rights") issued pursuant to the Rights
                                      Agreement dated as of July 15, 1999,
                                      between the Company and U.S. Stock
                                      Transfer Corporation as Rights Agent (ii)
                                      the exercisability of the Rights, (iii)
                                      the Company's authority to enter into the
                                      Stock Purchase Agreement and the other
                                      Transaction Documents and to perform its
                                      obligations thereunder, (iv) the fact that
                                      the shares of Series B Preferred to be
                                      issued to the NLAG Group pursuant to the
                                      Stock Purchase Agreement have been duly
                                      and validly authorized and when issued in
                                      conformity with the Stock Purchase
                                      Agreement will be fully paid and non-
                                      assessable and free and clear of all
                                      liens, claims, preemptive rights or any
                                      other encumbrances of any kind or nature
                                      whatsoever, except for any applicable
                                      restrictions imposed by federal or
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                                      state securities laws, (v) the fact that
                                      the shares of Common Stock issuable upon
                                      the conversion of the Series B Preferred
                                      (the "Conversion Shares") have been duly
                                            -----------------
                                      and validly authorized and when issued in conformity with the certificate of designations applicable to the Series B Preferred will be fully paid and non-assessable and free and clear of all liens, claims, preemptive rights or any other encumbrances of any kind or nature whatsoever, except for any applicable restrictions imposed by federal or state securities laws, (vi) except as noted in a schedule to the Stock Purchase Agreement, as of each of their respective dates, the Company's Annual Report on Form 10-K for the year ended July 31, 2001 and the Company's Form 10-Q for the six month period ended October 31, 2001, each as filed with the Securities and Exchange Commission, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (vii) the audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company and its subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein, and (viii) except as disclosed to the NLAG Group, there are no contracts or arrangements of any sort between the Company and any officers or directors of the Company or any members of their families; and

                                   . grant to NLAG and its designees customary immediate demand and piggyback registration rights with respect to all Conversion Shares; provided, that the demand threshold for any demand registration by NLAG shall be the lesser of (a) $500,000 and (B) the greater of (i) fifty percent (50%) of the shares owned by NLAG and its designees and (ii) $100,000.

                                   The members of the NLAG Group hereby
                                   represent and warrant to the Company and Jimirro that they have on hand immediately available funds sufficient to consummate the purchase contemplated by this section.

Optional Additional                The Stock Purchase Agreement will also
Investment by NLAG:                provide that, subject to the receipt of
                                   approval of the stockholders of the Company
                                   (if such approval is required by applicable law or applicable requirements of the NASDAQ), NLAG or its designees shall have the option to purchase from the Company for cash up to an additional 30,000 fully paid, non-assessable shares of the Company's Series B
                                   Preferred for a purchase price of $100.00 per share. If stockholder approval for such additional issuance is required by applicable law or applicable requirements of the NASDAQ, the Company, Jimirro and the NLAG Group will act by written consent to provide such approval prior to Closing.

                                   The foregoing option may only be exercised by NLAG or its designees on or prior to May 31, 2002.

Option Grant:                      In consideration of Jimirro's execution of
                                   this LOI and Jimirro's work with respect to the movie "National Lampoon's Van Wilder," on the date of this LOI, the Company will grant to Jimirro stock options to purchase 400,000 shares of the Company's Common Stock at a strike price equal to the last reported sale price per share of the Company's Common Stock on the day immediately preceding the date of this LOI as reported on the NASDAQ National
                                   Market; such options shall vest upon the earlier of (i) so long as shareholder approval of the grant of the options is obtained, and so long as the Closing occurs, upon the initial U.S. theatrical opening date of the movie "National Lampoon's VanWilder," and (ii) so long as shareholder approval of the grant of the options is obtained, the date 10 years after the date of this LOI; in addition, such options shall (i) have a term of 10 years and (ii) remain outstanding and exercisable notwithstanding Jimirro's termination of employment for any reason whatsoever or his death or disability.

                                   The parties hereto will act by written
                                   consent to approve the option grant
                                   contemplated hereby prior to the Closing.

Termination of Original Jimirro    In consideration of the termination of the
Contract:                          Restated Employment Agreement, dated as of
                                   July 1, 1999, between the Company and Jimirro
                                   (the "Original Jimirro Contract") and the
                                         -------------------------
                                   forgiveness by Jimirro of the principal of and all interest accrued on all Contingent
                                   Notes (as defined in the Original Jimirro
                                   Contract) outstanding as of the Closing Date, at the Closing, the Company will pay to Jimirro the sum of $1,100,000.

New Jimirro Contract:              Effective as of the Closing Date, Jimirro
                                   will enter into a new employment contract
                                   (the "New Jimirro Contract"), which will be
                                         --------------------
                                   based upon the Original Jimirro Contract, except as specifically provided below with respect to excise taxes and registration rights, and will provide as follows:

                                   . Jimirro shall serve as Chairman, President and Chief Executive Officer of the Company during the term of his employment by the Company and will report solely to the Board of Directors as a whole;

                                   .  Jimirro's compensation ("Base
                                                               ----
                                      Compensation") will be set at $500,000 per
                                      ------------
                                      annum commencing effective as of January
                                      1, 2002; such compensation may be
                                      increased (but not decreased) by the Board of Directors of the Company in its discretion;

                                   . all of Jimirro's Base Compensation will be payable currently in cash in semi-monthly payments, and Jimirro will not have any right to defer payment of any of such Base Compensation or receive any additional Contingent Notes;

                                   .  commencing on January 31, 2003 and
                                      continuing on the last day of each month thereafter during the period that Jimirro is employed by the Company, the Company will grant to Jimirro fully vested options to purchase 5,000 shares of the Common Stock (as presently constituted) at a strike price equal to the average of the last reported sale price per share of the Company's Common Stock for the five trading days immediately preceding the last day of such month; all such options shall have a term of 10 years from their respective dates of grant and shall remain outstanding and exercisable notwithstanding Jimirro's termination of employment for any reason whatsoever or his death or disability;

                                   .  during Jimirro's term of employment he
                                      shall be entitled to receive the fringe
                                      benefits that he is currently entitled to receive, except as specifically modified hereby;

                                   .  the Company will continue to provide
                                      Jimirro with support services in his
                                      capacity as the Chief Executive Officer of the Company, including the exclusive use of his current office and the exclusive services of his current secretary apart from her duties as office manager;

                                   .  the initial term of the New Jimirro
                                      Contract will be six years and will
                                      initially expire on December 31, 2007; on December 31 of each year during the term of the New Jimirro Contract the expiration of the term will be extended by one year such that at no time will the remaining term of the New Jimirro Contract be less than five years;

                                   . prior to December 31, 2002 the Company may only terminate Jimirro's employment under the New Jimirro Contract for Cause as hereinafter provided;

                                   .  after December 31, 2002 the Company may
                                      terminate Jimirro's employment without
                                      Cause (a "Termination for Convenience")
                                                ---------------------------
                                      upon written notice to Jimirro from the
                                      Company that has been authorized by either
                                      (i) a majority of the Series B Directors or (ii) three of the directors (any of whom may be the Series B Directors, but none of whom may be Jimirro); a Termination for Convenience shall be effective only upon Jimirro's receipt of such notice, payment to Jimirro in cash of the Cash Severance Payments (as defined below) and delivery to Jimirro of the Severance Note (as defined below);

                                   . Jimirro's employment may be terminated by the Company for Cause only if at least five of the six directors of the Company (excluding Jimirro for this purpose) determine that Cause exists after giving Jimirro not less than 10 days' prior written notice of and the right to participate (with his counsel) in the deliberations of the Board of Directors held for purposes of making such determination; such notice shall include a description (in reasonable detail) of the alleged basis for such a determination; the determination of the Board of Directors shall not be binding on Jimirro, who shall have the right to seek a final determination, after his termination of employment, of whether Cause exists pursuant to the arbitration provisions contained in the New Jimirro Contract;

                                   .  Jimirro will be entitled to receive as
                                      additional compensation directly from all relevant payors, through an absolute assignment effective as of the Closing, one half of all gross revenues directly or indirectly derived by the Company from the movie "National Lampoon's VanWilder" at any time from any media in any part of the world; the Company will give irrevocable instructions to the relevant payors such that the amounts due to him are paid directly to Jimirro or his assigns; these rights shall survive termination of Jimirro's employment for any reason whatsoever or his death or disability;

                                   .  Jimirro's right to receive bonus
                                      compensation set forth in Section 2(c) of the Original Jimirro Contract will be eliminated;

                                   . Jimirro's right to elect to continue as a consultant following termination of his employment as set forth in Section 5(f) of the Original Jimirro Contract will be eliminated;

                                   . Jimirro's right to an excise tax gross-up pursuant as set forth in Section 5(h)of the Original Jimirro Contract will apply only in the following events: (a) a termination of Jimirro's employment at any time on or before the date one year after the Closing Date or (b) the incurrence by Jimirro of any excise tax liability as the result of a change of control transaction occurring after the Closing and not contemplated by this LOI; and

                                   .  The Company will grant to Jimirro
                                      customary immediate demand and piggyback registration rights with respect to all of his shares of Common Stock; provided, that the demand threshhold for any demand registration by Jimirro shall be the lesser of (a) $500,000 and (B) the greater of (i) fifty percent (50%) of the shares owned by Jimirro and (ii) $100,000.

Severance Benefits:                If Jimirro terminates his employment under
                                   the New Jimirro Contract for Good Reason (to
                                   be defined in the New Jimirro Contract) or
                                   the Company elects to cause a Termination for
                                   Convenience, the Company shall pay to Jimirro
                                   (not later than 5 days after notice from
                                   Jimirro of such termination for Good Reason
                                   or concurrent with the delivery of any notice
                                   of Termination for Convenience) the following
                                   amounts in cash (such cash amounts the "Cash
                                                                           ----
                                   Severance Payments") and shall deliver the
                                   ------------------
                                   Severance Note (as defined below) as full and complete satisfaction of all amounts of compensation due to Jimirro thereunder
                                   (except as set forth above with respect to the movie "National Lampoon's VanWilder") after the effective date of such termination:

                                   .  the sum of $1,000,000 in cash,
                                      representing two years of Base
                                      Compensation at the initial rate set forth herein; and

                                   . the sum of $400,000 in cash, representing the estimated fair value of the fringe benefits and stock options that would be afforded to Jimirro if he were to continue to be employed by the Company for the remaining term of his employment under the New Jimirro Contract.

                                   The Severance Note shall have a principal
                                   ------------------
                                   amount of $1,000,000 and shall bear interest at the prime rate of Citibank NA plus 200 basis points. The Severance Note shall be payable in 12 equal monthly installments of principal plus accrued interest, with the first such payment due fifteen days after the date the Cash Severance Payments are made and subsequent payments due monthly on the same day of each month thereafter. The Severance Note will be secured as provided under "Security for New Jimirro Contract" below.

                                   In addition, on the date the Cash Severance
                                   Payments are made, the Company will transfer to Jimirro at no cost title of the automobile provided to Jimirro under the New Jimirro Contract free and clear of any lien or other encumbrance.

                                   In addition, on the date the Cash Severance
                                   Payments are made, the Company will forgive all amounts due by Jimirro under that certain promissory note of Jimirro dated July 14, 1986 (with the total amount of principal and accrued interest on such note as of the date of this LOI being approximately $160,000, and interest accruing on such note at a rate of 10% per annum), and the shares of the Company's Common Stock that have been pledged to secure the payment of such promissory note will be released from such pledge and all legends related to such pledge shall be removed from the related stock certificates. The Company will pay timely, as set forth below, all Federal, state and local income, excise, employment and other taxes that may be imposed upon Jimirro directly or indirectly by reason of the forgiveness of the principal of and interest on such promissory note and the payment of any amounts on his account pursuant to this sentence. If Jimirro terminates his employment under the New Jimirro Contract for Good Reason, he may elect to submit an estimate of such taxes upon giving notice of such termination, and such termination shall not be effective unless and until the Company has paid to Jimirro the amount of such estimate. If the Company elects to cause a Termination for Convenience, it shall contemporaneously with the giving of notice of such termination pay to Jimirro an amount equal to fifty percent (50%) of the total amount of principal plus accrued interest with respect to such promissory note as of such date as an estimate of such taxes, and such termination shall not be effective unless and until the Company has made such payment, as well as the Cash Severance Payments and delivery of the Severance Note. In either case, the estimated amount paid by the Company shall not represent a final determination of the amount of such taxes, and if the actual amount of such taxes differs from such estimate, the Company or Jimirro, as applicable, shall pay such excess to the other upon demand.

                                   Jimirro will not have any duty to seek
                                   alternative employment following termination of his employment and will not have any obligation to refund any part of the Severance Amount to the Company if he is employed by any third party during the remaining term of the New Jimirro Contract.

                                   The payments to be made to, and the other
                                   benefits to be provided to, Jimirro under
                                   this heading are referred to herein as the
                                   "Severance Benefits."
                                    ------------------

Death/Disability Benefits for      Upon the death or permanent disability of
Jimirro:                           Jimirro, Jimirro (or his estate) shall be
                                   entitled to all of the Severance Benefits
                                   specified under the heading "Severance
                                   Benefits;" provided, however, that such
                                              --------  -------
                                   Severance Benefits shall be reduced to the extent of the discounted present value
                                   (determined using a 8% discount factor) as of the date of such death or disability of any insurance benefits paid or payable to Jimirro
                                   (or his estate) pursuant to any insurance maintained by the Company at its expense. In addition, Jimirro (or his estate) shall continue be entitled to one half of all gross revenues derived from the movie "National
                                   Lampoon's VanWilder" as described above.

Security for New Jimirro           All amounts due under the New Jimirro
Contract:                          Contract, other than payments with respect to
                                   "National Lampoon's Van Wilder," but
                                   including without limitation all payments due under the Severance Note shall be secured by a first priority security interest on all of the assets of the Company pursuant to the terms of a customary security agreement of the type required by financial institutions
                                   (the

                                   "Jimirro Security Agreement") consistent with
                                    --------------------------
                                   the terms of this LOI and acceptable to
                                   Jimirro and the NLAG Group. The Jimirro
                                   Security Agreement shall, without limitation, contain customary covenants (i) restricting the Company's ability to pay dividends and make other equity distributions and (ii) restricting the Company's ability to enter into transactions outside the ordinary course of business.

Jimirro Retention of Common        A listing of all shares of Common Stock held
Stock and Stock Options, etc.:     by Jimirro and a listing of, and the exercise
                                   price for, the term of and the vesting
                                   schedule for, all outstanding stock options and SAR's heretofore granted to Jimirro or any other person has been provided to the NLAG Group. Jimirro shall be entitled to retain after the Closing all shares of Common
                                   Stock owned by him on the Closing Date, and all stock options theretofore granted to him shall remain outstanding and in full force and effect and shall remain fully vested.

                                   On or before the Closing, Jimirro will
                                   exchange each SAR then held by him for a stock option covering an equivalent number of shares of Common Stock; each such stock option will be fully vested, will have the same term as the SAR that it replaces and will have the same effective exercise price as such SAR. All of Jimirro's stock options will be amended so as to provide a "cashless exercise" feature (with required tax withholding, if necessary under applicable law) and to provide that such options shall have a term of 10 years from their respective dates of grant and shall remain outstanding and exercisable notwithstanding Jimirro's termination of employment for any reason whatsoever or his death or disability to the extent any such amendment is necessary to so provide.

                                   All shares of Common Stock issuable to
                                   Jimirro in respect of any of the foregoing options will be registered under the Securities Act of 1933, as amended. The parties agree to take such further actions as are required to permit the registration of such options on Form S-8. If such registration on Form S-8 is not available for any reason, then Jimirro shall have customary demand and piggyback registration rights on substantially the same terms as the registration rights of NLAG. Jimirro shall be entitled to initiate any applicable demand registration, and any cutback provisions shall be pari passu as between NLAG and Jimirro.

Releases:                          At the Closing, (a) Laikin, Skjodt, NLAG and
                                   each other member of the NLAG Group will release and covenant not to sue the Company and Jimirro and their respective related persons and (b) the Company and Jimirro will release and covenant not to sue Laikin, Skjodt, NLAG and each other member of the NLAG Group and each of their respective related persons, in each case for all actions and omissions prior to the Closing, including, without limitation, with respect to the claims under all outstanding litigation involving the parties. The releases shall be made pursuant to Release
                                   Agreements containing releases substantially similar to the releases contained in the March Letter Agreement. Immediately following the Closing, the parties will use their respective best efforts to have all outstanding litigation involving the parties dismissed with prejudice as to all parties thereto, with all parties' attorneys' fees to be paid by the Company.

Voting Agreement and Board         At the Closing, the parties shall enter into
Representation:                    a Voting Agreement providing that each of the
                                   parties will vote all their shares of capital stock of the Company at each meeting of the shareholders of the Company at which directors are to be elected to cause the election of a Board of Directors composed of:

                                   .  three persons selected by Jimirro (such
                                      persons, together with any other person
                                      selected by Jimirro to succeed any such
                                      person as a director of the Company, are
                                      referred to herein as the "Jimirro
                                                                 -------
                                      Directors");
                                      ---------

                                   .  three persons selected by Laikin (the
                                      three persons selected by Laikin pursuant
                                      to this clause, together with any other
                                      person selected by Laikin to succeed any
                                      such person as a director of the Company,
                                      are referred to herein as the "Laikin
                                                                     ------
                                      Directors"); so long as the Series B
                                      ---------
                                      Preferred is entitled to elect three
                                      directors, such directors shall constitute the

                                      Laikin Directors; and

                                   . one person who is acceptable to a majority of the Jimirro Directors and a majority of the Laikin Directors (such person, together with any other person selected by a majority of the Jimirro Directors and a majority of the Laikin Directors to succeed any such person as a director of the Company, is referred to herein as the "Independent Director").
                                       --------------------

                                   In the event that a vacancy on the Board of Directors shall result by reason of the death or resignation of a Jimirro Director or a Laikin Director, the parties to the Voting Agreement will vote all their shares of capital stock of the Company and otherwise use their respective best efforts (including by way of encouraging their respective nominees to the Board of Directors) to elect a replacement director who has been nominated by Jimirro or Laikin, respectively. In the event that a vacancy on the Board of Directors shall result by reason of the death or resignation of the Independent Director, the parties to the Voting Agreement will vote all their shares of capital stock of the Company and otherwise use their respective best efforts (including by way of encouraging their respective nominees to the Board of Directors) to elect a replacement director who has been selected by a majority of the Jimirro Directors then in office and a majority of the Laikin Directors then in office.

                                   It shall be a condition to Jimirro's right to designate persons as nominees as Jimirro Directors that such persons shall have agreed, subject to the satisfaction of their fiduciary duties as directors of the Company, to resign as a member of the Board of Directors promptly following notice that the Voting Agreement has expired.

                                   Jimirro shall serve as the Chairman of the Board of Directors until the later to occur of (i) the date that Jimirro's employment under the New Jimirro Contract terminates or
                                   (ii) the date on which Jimirro beneficially owns (within the meaning of the rules and regulations promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended) less than 100,000 shares of the Company's Common

                                   Stock.

                                   On the date that is the later to occur of (i) the date of the Company's complete satisfaction of its cash payment obligations to Jimirro pursuant to the New Employment Agreement (whether such cash payment consists of cash compensation, any Cash Severance Payment, or any cash payment pursuant to the Severance Note but excluding payments with respect to "National Lampoon's VanWilder") and (ii) thirteen (13) months after the payment to Jimirro of the Cash Severance Payments described above, the Independent Director shall no longer be required to be acceptable to a majority of the Jimirro Directors.

                                   The Voting Agreement shall expire on the latest to occur of (i) the date of the Company's complete satisfaction of its cash payment obligations to Jimirro pursuant to the New Employment Agreement (whether such cash payment consists of cash compensation, any Cash Severance Payment, or any cash payment pursuant to the Severance Note but excluding payments with respect to "National Lampoon's VanWilder"), (ii) the date which is thirteen (13) months after the payment to Jimirro of the Cash Severance Payments described above and (iii) the date on which Jimirro beneficially owns (within the meaning of the rules and regulations promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended) less than 100,000 shares of the Company's Common Stock

                                   At any time when Jimirro is recused in his capacity as a director from voting on a matter in which he has an interest, Laikin shall be required to be recused from such matter. At any time when Laikin is recused in his capacity as a director from voting on a matter in which he has an interest, Jimirro shall be required to be recused from such matter.

Conditions to Closing:             Consummation of the Closing will be subject
                                   to the satisfaction on or prior to the
                                   Closing Date of the following conditions:

                                   .  the transactions contemplated hereby (the
                                      "Transactions") shall have been duly
                                       ------------
                                      approved in accordance with the
                                      requirements of the

                                      Company's Bylaws and applicable law by the
                                      vote of a majority of the current
                                      directors of the Company (the "Current
                                                                     -------
                                      Directors") who are disinterested
                                      ---------
                                      directors with respect to such
                                      Transactions under applicable law;

                                   .  a majority of the Current Directors who
                                      are disinterested directors with respect to such action under applicable law shall have made a mutually agreed determination with respect to the Rights;

                                   .  if required by applicable law or NASDAQ
                                      rule, the Transactions shall have been
                                      approved by the vote or written consent of the shareholders of the Company;

                                   .  the Company shall have delivered to the
                                      NLAG Group a customary opinion with
                                      respect to the issued and outstanding
                                      securities of the Company;

                                   . the Bylaws of the Company shall have been amended to provide that any expenditures by the Company of more than $100,000 in a single transaction or series of related transactions may be taken by the officers of the Company only after receipt of approval of a majority of the members of the Board of Directors, which majority must include at least a majority of the Series B Directors in order to be effective;

                                   . the Board will be reconstituted to consist of seven directors;

                                   .  Gary Cowan and John De Simio shall have
                                      resigned as directors immediately
                                      following the consummation of the Closing;

                                   .  the Board of Directors shall have duly
                                      appointed the following persons to fill
                                      the vacancies that will exist on the Board of Directors after the effectiveness of the actions contemplated by the two immediately preceding clauses :

                                      o  Bruce Vann and James Fellows (who shall
                                         constitute two of the Jimirro

                                         Directors);

                                      o  Timothy S. Durham and Skjodt (who shall
                                         constitute two of the Laikin Directors;
                                         the third Laikin Director will be
                                         Laikin); and

                                      o  one person who will serve as the
                                         Independent Director and who meets the
                                         requirements for serving as an
                                         Independent Director as specified
                                         above; and

                                   . Laikin shall have been elected, effective immediately following the Closing, as Chief Operating Officer of the Company, reporting solely to the Board of Directors as a whole.

Post-Closing Agreements:           Immediately following the Closing:

                                        (a)  the Board of Directors shall call
                                   the annual meeting of the shareholders of the Company to be held on a date selected by the Chairman of the Board of Directors, but not later than 60 days after the Closing Date;

                                        (b)  the Board of Directors shall adopt
                                   a proposal to be submitted to the
                                   shareholders of the Company at the annual meeting referred to in clause (a) above that will change the name of the Company to National Lampoon, Inc.; and

                                        (c)  Laikin shall use his reasonable
                                   best efforts to settle the lawsuit filed by shareholder Lawrence Lerner by calling the annual meeting referred to in clause (a).

Ratification of Transactions by    Immediately following the Closing, the new
New Board:                         Board of Directors shall ratify the
                                   transactions contemplated hereby and all prior actions of the Company's Board and the officers taken as of the Closing. It shall be a condition of appointment to the new Board that the new Board members agree to such ratification.

Lerner Litigation                  The members of the NLAG Group will use their
                                   best efforts to cause the litigation filed by shareholder Lawrence Lerner to be stayed pending the Closing, and in any event for a period of time not less than 60 days.

March Letter Agreement:            At the Closing, any surviving portions of the
                                   March Letter Agreement shall terminate and be of no further force or effect.

Expenses:                          Whether or not the Transactions are
                                   consummated, each of the parties hereto shall
                                   pay his or its own respective legal,
                                   accounting, advisory and other fees, and
                                   other out-of-pocket expenses incurred in
                                   connection with the transactions contemplated
                                   hereby and will not look to any other party
                                   for any contribution toward such expenses;
                                   provided, however, that (a) all such fees and
                                   --------  -------
                                   expenses incurred by Jimirro shall be paid by the Company and (b) if the Closing occurs, all such fees and expenses of the Laikin
                                   Persons shall also be paid by the Company.

Governing Law:                     California

Dispute Resolution:                In accordance with the arbitration provisions
                                   set forth in Section 10(b) of Exhibit A to the March Letter Agreement.

Effect of LOI/Settlement:          Except as set forth in the sentence
                                   immediately below, this LOI is non-binding on the parties and is meant only to clarify the current understanding of the parties with respect to the matters set forth in this LOI.
                                   The provisions of this LOI that shall be binding on the parties shall be this section
                                   (denominated "Effect of LOI/Settlement") and the sections denominated "Confidentiality,"
                                   "Expenses," "Public Announcements,"
                                   "Governing Law," and "Amendments." This LOI is for settlement purposes only and shall not be admissible as evidence or usable in any other way in any litigation between or among the parties hereto (or any of them).

Confidentiality:                   To the extent that any information (including
                                   any previously provided written information
                                   which at the time of disclosure was marked
                                   confidential) provided either to Laikin,
                                   Skjodt, NLAG or any other member of the NLAG
                                   Group or any of their respective
                                   representatives (collectively, "Laikin
                                                                   ------
                                   Persons") or to Jimirro or the Company or any
                                   -------
                                   of their respective representatives (the
                                   "Company
                                    -------

                                   Persons"), is confidential, non-public
                                   -------
                                   information of the person disclosing the
                                   information (the "Disclosing Party"), such
                                                     ----------------
                                   persons who have received such information
                                   (each, a "Receiving Person") will use such
                                             ----------------
                                   information only for the purposes of
                                   consummating the Transactions on the terms set forth in this LOI and not disclose any such information to any third party, without the prior written consent of the Disclosing Party, other than (i) to those affiliates, employees, agents and advisors, including, without limitation, attorneys, accountants, consultants, investment bankers and financial advisors, who need to know such information in order to complete the Transactions and
                                   (ii) as required by applicable law or
                                   governmental or judicial proceeding or
                                   arbitration. For the purposes of this LOI, information will not be considered confidential or non-public if it (i) is or becomes available to the public other than as a result of disclosure by any Receiving Party, (ii) was available to any Receiving Party on a non-confidential basis prior to receipt from the Disclosing Party or their respective representatives, or (iii) becomes available on a non-confidential basis from a source other than the Disclosing Party or its representatives.

Public Announcements:              The parties will cooperate in good faith to
                                   jointly prepare and issue a press release upon the execution of this LOI. The timing and content of all announcements or, subject to the confidentiality provisions set forth above, other disclosure regarding any aspect of the Transactions must be preceded by the written consent of the Company, Jimirro and Laikin (which may be granted or withheld in their reasonable discretion), unless such disclosure is required by applicable law, in which event advance notice shall be given of such disclosure to all other parties at the earliest possible date to permit the other parties to obtain appropriate relief from such requirement.

Further Assurances:                Subject to the terms and conditions herein
                                   provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including acting by written consent, where applicable, and using its best efforts (i) to obtain the consent of NASDAQ for the Company to consummate the Transactions without first obtaining shareholder approval of the Transactions,
                                   (ii) to obtain all other necessary waivers, consents and approvals and (iii) to effect all necessary registrations and filings.
                                   Without limiting the foregoing, if NASDAQ approval of the Transactions is not obtained, each of the parties hereby agrees that such party will vote all of its shares of capital stock of the Company in favor of, and otherwise use its best efforts to obtain shareholder approval of, the Transactions, on or prior to Closing. In addition, the Company shall take reasonable efforts to involve
                                   Durham and his counsel in discussions with NASDAQ regarding the possible revocation or suspension of the Company's NASDAQ listing.

Amendments:                        This LOI may not be modified, amended,
                                   altered or supplemented, except upon the execution and delivery of a written agreement executed by all of the parties hereto.

     IN WITNESS WHEREOF, the parties have caused this Letter of Intent to be executed as January 30, 2002.


/s/ JAMES JIMIRRO                          /s/ DANIEL S. LAIKIN
----------------------------------         -------------------------------------
James P. Jimirro                           Daniel S. Laikin

J2 COMMUNICATIONS                          NATIONAL LAMPOON ACQUISITION
                                           GROUP, LLC


By:  /s/ JAMES JIMIRRO                     By:  /s/ DANIEL LAIKIN
   -------------------------------            ----------------------------------
         James Jimirro, President                   Daniel Laikin, Managing
                                                    Member

                                           SAMERIAN LLP


/s/ PAUL SKJODT                            By:  /s/ PAUL SKJODT
----------------------------------            ----------------------------------
Paul Skjodt                                         Paul Skjodt, Managing Member

                                           DIAMOND INVESTMENTS, LLC


/s/ TIMOTHY S. DURHAM                      By:   /s/ TIMOTHY S. DURHAM
----------------------------------            ----------------------------------
Timothy S. Durham                                    Timothy S. Durham, Managing
                                                     Member


/s/ CHRISTOPHER R. WILLIAMS                /s/ HELEN C. WILLIAMS
----------------------------------         -------------------------------------
Christopher R. Williams                    Helen C. Williams


DW LEASING COMPANY, LLC


By: /s/ TERRY WHITESELL                    /s/ JUDY B. LAIKIN
----------------------------------         -------------------------------------
        Terry Whitesell, Managing          Judy B. Laikin
        Member